Exhibit 99.5
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
     The following unaudited pro forma condensed balance sheet as of December 31, 2009 and the unaudited pro forma condensed combined statement of income for the year ended December 31, 2009 are based on the historical financial information of Greenhill and Caliburn and give effect to the Acquisition as described below. The Acquisition has been accounted for using the purchase method of accounting. Under the purchase method of accounting the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values. Estimates of the fair values of the acquired assets and liabilities of Caliburn have been combined with the recorded values of the assets and liabilities of Greenhill in the unaudited pro forma condensed combined financial information.
     The unaudited pro forma condensed combined balance sheet as of December 31, 2009 gives effect to the Acquisition as if it had occurred on December 31, 2009. The unaudited pro forma condensed combined statement of income for the year ended December 31, 2009 gives effect to the Acquisition as if it had occurred on January 1, 2009.
     The unaudited pro forma combined financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of Greenhill and the historical unaudited financial statements and the related notes of Caliburn. The Caliburn historical figures as of December 31, 2009, which are included in the unaudited pro forma combined financial information have not been audited. See the consolidated financial statements and notes thereto set forth in Greenhill’s 2009 Report on Form 10-K and Caliburn’s financial statements and notes thereto for the fiscal year ended June 30, 2009 and the unaudited financial statements and notes thereto for the six months ended December 31, 2009 included herein.
     The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and in accordance with the requirements of Article 11 of Regulation S-X. The unaudited pro forma condensed combined financial information is not intended to represent or necessarily be indicative of the operating results or financial position that would have occurred if the business combination had been completed during the period or as of the dates for which the pro forma data is presented, and the impact of possible revenue enhancements and expense efficiencies, among other factors, have not been considered. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial information, the preliminary allocation of the purchase price reflected in the pro forma condensed financial information is subject to adjustment.

Greenhill & Co., Inc. and Subsidiaries
Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2009

	Historical
	Greenhill	Caliburn	Pro Forma		Pro Forma
	(consolidated)	(unaudited)	Adjustments		Combined
Assets
Cash and cash equivalents	$74,473,459	$16,055,272	$(11,716,325	)(a)	$78,812,406
Financial advisory fees receivable, net of allowance for doubtful accounts	26,021,124	3,039,563	—		29,060,687
Other receivables	4,980,749	249,615	—		5,230,364
Property and equipment, net	12,794,680	690,277	—		13,484,957
Investments in affiliatiated merchant banking funds	71,844,438	—	—		71,844,438
Other investments	78,516,718	6,294,285	—		84,811,003
Due from affiliates	233,617	—	—		233,617
Goodwill	18,721,430	—	126,647,367	(b)	145,368,797
Deferred tax asset	40,101,916	3,570,182	—		43,672,098
Deferred compensation expense	—	1,183,943	(1,183,943	)(a)	—
Other assets	701,352	6,894	8,378,841	(b)	9,087,087

Total assets	$328,389,483	$31,090,031	$122,125,940		$481,605,454

Liabilities and Equity
Compensation payable	$31,855,992	$11,903,444	$(5,609,160	)(a)	$38,150,276
Accounts payable and accrued expenses	7,295,857	538,612	—		7,834,469
Bank loan payable	37,150,000	—	—		37,150,000
Taxes payable	18,141,138	3,060,358	2,513,652	(b)(c)	23,715,148
Promissory note	—	—	3,570,182	(d)	3,570,182
Due to affiliates	393,288	—	—		393,288

Total liabilities	94,836,275	15,502,414	474,674		110,813,363

Common stock	332,543	2	10,999	(b)	343,542
			(2	)(e)
Preferred stock	—	182	(182	)(e)	—
Contingent convertible preferred stock	—	—	46,950,226	(b)	46,950,226
Restricted stock units	81,219,868	—	—		81,219,868
Additional paid-in capital	237,716,672	—	90,277,658	(b)	327,994,330
Exchangeable shares of subsidiary	7,937,414	—	—		7,937,414
Retained earnings	206,974,630	15,364,638	(11,716,325	)(a)	206,974,630
			(3,648,313	)(e)
Accumulated other comprehensive income (loss)	(8,737,728)	222,795	(222,795	)(e)	(8,737,728)
Treasury stock, at cost	(293,391,405)	—	—		(293,391,405)

Stockholders’ equity	232,051,994	15,587,617	121,651,266		369,290,877

Noncontrolling interests	1,501,214	—	—		1,501,214

Total equity	233,553,208	15,587,617	121,651,266		370,792,091

Total liabilities and equity	$328,389,483	$31,090,031	$122,125,940		$481,605,454

Greenhill & Co., Inc. and Subsidiaries
Unaudited Pro Forma Condensed Combined Statement of Income
For the Year Ended December 31, 2009

	Historical
	Greenhill	Caliburn	Pro Forma		Pro Forma
	(consolidated)	(unaudited)	Adjustments		Combined
Revenues
Financial advisory fees	$215,993,403	$43,673,012	$—		$259,666,415
Merchant banking and other revenues	82,300,303	(1,175,125)	—		81,125,178
Interest income	352,028	538,878	—		890,906

Total revenues	298,645,734	43,036,765	—		341,682,499

Expenses
Employee compensation and benefits	138,297,822	21,875,753	(1,946,150	)(f)	158,227,425
Occupancy and equipment rental	11,705,610	1,378,510	—		13,084,120
Depreciation and amortization	4,117,499	351,446	3,043,581	(g)	7,512,526
Information services	5,703,865	262,280	—		5,966,145
Professional fees	6,755,764	438,442	—		7,194,206
Travel related expenses	7,773,539	686,158	—		8,459,697
Interest expense	1,294,804	—	—		1,294,804
Other operating expenses	9,103,528	3,401,050	—		12,504,578

Total expenses	184,752,431	28,393,639	1,097,431		214,243,501

Income before taxes	113,893,303	14,643,126	(1,097,431)		127,438,998
Provision for taxes	42,735,740	4,702,754	(329,229	)(h)	47,109,265

Consolidated net income	71,157,563	9,940,372	(768,202)		80,329,733
Less: Net income (loss) allocated to noncontrolling interests	(82,451)	—	—		(82,451)

Net income allocated to common stockholders	$71,240,014	$9,940,372	$(768,202)		$80,412,184

Average shares outstanding:
Basic	29,663,616		1,099,875		30,763,491	(i)
Diluted	29,753,609		1,099,875		30,853,484	(i)

Earnings per share:
Basic	$2.40				$2.61
Diluted	$2.39				$2.61

Note 1. Description of the Acquisition and Basis of Presentation
The Acquisition
     On April 1, 2010, Greenhill completed its acquisition of Caliburn, an Australian based independent financial advisory firm. Accordingly, Caliburn became a wholly-owned subsidiary of Greenhill as of that date. Under the terms of the Share Sale Agreement among the founders of Caliburn and Greenhill (the “Agreement”), Greenhill acquired 100% ownership of Caliburn from its founding partners in exchange for (i) 1,099,874 shares of Greenhill common stock issued at closing and (ii) contingent convertible preferred stock (“Performance Stock”) that pays no dividend and, if certain revenue levels are achieved, will convert into additional shares of Greenhill common stock. In accordance with the Agreement, 659,926 shares of Greenhill common stock will be issued upon conversion of the Performance Stock on the third anniversary of closing, if Caliburn has achieved revenues of at least A$150 million during this three year period, and a further 439,951 shares of Greenhill common stock will be issued upon conversion of the Performance Stock on the fifth anniversary of closing, if Caliburn has achieved revenues of at least A$100 million during the two year period prior to that date. If such revenue levels are not achieved during either period, the performance stock will be cancelled for each such period as of the third and fifth anniversaries of closing, respectively.
Basis of Presentation
     The unaudited pro forma condensed combined financial statements have been prepared based on Greenhill and Caliburn’s historical financial information. Certain disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States have been condensed or omitted as permitted by SEC rules and regulations.
     The pro forma condensed combined financial statements reflect accounting for the Acquisition in accordance with the purchase method of accounting. Under the purchase method of accounting the purchase price is allocated to the assets and liabilities assumed based on their estimated fair values. Estimates of the fair values of the acquired assets and liabilities of Caliburn have been combined with the recorded values of the assets and liabilities of Greenhill, with any excess of the purchase price over the estimated fair value of the identifiable net assets acquired recorded as goodwill, in the unaudited pro forma condensed combined financial information.
     The pro forma condensed combined financial statements reflect management’s best estimate of the fair value of the tangible and intangible assets acquired and the liabilities assumed at the acquisition date based upon a preliminary valuation analysis. The pro forma adjustments included herein may be revised as additional information becomes available and as the analysis is finalized. Accordingly, the final purchase price adjustments may be materially different from the pro forma adjustments presented herein. Greenhill’s estimates of the fair values of assets and liabilities of Caliburn have been combined with the recorded values of the assets and liabilities of Greenhill in the unaudited pro forma condensed combined financial information.

     For the purpose of the pro forma condensed combined financial information, Caliburn’s financial information has been translated into U.S. Dollars and is presented in accordance with accounting principles generally accepted (“GAAP”) in the United States.
     The balance sheet of Caliburn as of December 31, 2009 has been translated using an exchange rate of the Australian dollar to the U.S. dollar of 1.00 to 0.8969. The statement of income of Caliburn for the year ended December 31, 2009 has been translated using an average annual exchange rate of the Australian dollar to the U.S. dollar of 1.00 to 0.7987. Additionally, certain amounts in the historical financial statements of Caliburn have been reclassified to conform to the Greenhill’s historical financial information presentation.
     The unaudited pro forma condensed combined condensed financial information not necessarily indicative of the results of operations that would have been achieved had the Acquisition actually taken place at the dates indicated and do not purport to be indicative of future financial condition or operating results of the combined company.
Note 2. Purchase Price of Caliburn
     The total preliminary purchase price is $137.2 million and is comprised of the following consideration:

	(In thousands)
Common stock	$ 90,289	(a)
Contingent convertible preferred stock	46,950	(b)

Total purchase price	$137,239

(a)	Reflects the value of 1,099,874 shares of Greenhill common stock issued to the selling shareholders of Caliburn at closing, calculated at Greenhill’s closing share price of $82.09 on March 31, 2010, the day immediately preceding the closing.

(b)	Reflects the estimated fair value of Performance Stock, which consist of 659,926 shares of contingent convertible preferred shares, which are convertible into Greenhill common stock on the third anniversary of the closing if Caliburn has achieved revenues of at least A$150 million during the three year period ending on the third anniversary, and a further 439,951 shares of contingent convertible preferred shares which are convertible into Greenhill common stock on the fifth anniversary of closing, if Caliburn has achieved revenues of at least A$100 million during the two year period ending on the fifth anniversary, calculated at Greenhill’s closing price of $82.09 on March 31, 2010, the day immediately preceding the closing, multiplied by the weighted average probability of 50% that Caliburn achieves its revenue performance benchmarks for both the initial three year period and the subsequent two year period.

     The following represents a preliminary allocation of the total purchase price as reflected in the unaudited pro forma condensed combined balance sheet:

(In thousands)
Assets acquired and liabilities assumed:
Assets:
Current assets	$ 7,636
Property and equipment	690
Other investments	5,332
Deferred tax asset	3,925
Identifiable intangible assets	8,378
Goodwill	126,647

Total assets	152,608

Liabilities:
Current liabilities	(11,892)
Long-term compensation	(3,477)

Total liabilities	(15,369)

Net assets	$137,239

     The preliminary estimate of the fair value of the intangible assets acquired, which consist of the Caliburn trade name, the backlog of Caliburn’s investment banking client assignments that existed at the time of the closing, and Caliburn’s customer relationships, is based, in part, on a valuation using an income approach, market approach or cost approach, as appropriate. The Company considered, among other factors, the analyses of historical financial performance and an estimate of the future performance of the Caliburn business. The risk adjusted discount rates use to compute the present value of individual intangible assets expected net cash flows were based upon Greenhill’s weighted average cost of capital. The estimated fair value ascribed to the identifiable intangible assets will be amortized on a straight-line basis over the estimated remaining useful life of each assets over periods ranging between 2 to 3 years. The carrying value of all other assets and liabilities was deemed to approximate their estimated fair value. Goodwill represents the excess of the purchase price over the fair value of net assets acquired.
     A deferred tax liability has been recorded based on the Australian effective tax rate of 30% for the difference between the estimated fair value of the identifiable intangible assets acquired in excess of the tax basis of those assets.
     In addition to the equity consideration provided to the sellers, under the terms of the Share Sale Agreement the selling shareholders are entitled to receive a post closing distribution for the amount of net working capital as of March 31, 2010 in excess of approximately A$4.5 million. On a pro forma basis as of December 31, 2009 the amount distributable to the selling shareholders was $11.7 million. It was also agreed that the amount of certain deferred tax assets recoverable by Caliburn at March 31, 2010 would be distributed to the sellers in increments at the time such tax benefit is realized and for purposes of the pro forma information such amount as of December 31, 2009 has been reflected as promissory note payable to the sellers.
Note 3. Pro Forma Adjustments and Assumptions
     The pro forma adjustments included in the unaudited pro forma combined financial information for Greenhill and Caliburn as of and for year ended December 31, 2009 are as follows:
(a)	To reflect the post closing working capital adjustment and related distribution to the selling shareholders pursuant to the Agreement. See Note 2 – Purchase Price of Caliburn.

(b)	To reflect the fair value of the net assets acquired and the identifiable intangible assets. See Note 2 – Purchase Price of Caliburn and Note 3(g) for the estimated average remaining useful life of each identifiable intangible asset.

(c)	To reflect a deferred tax liability at the Australian effective tax rate of 30% for the difference between the estimated fair value of the identifiable intangible assets acquired in excess of the tax basis of those assets.

(d)	To reflect the non-interest bearing promissory note payable to the selling shareholders for the value of certain recoverable deferred tax assets, which will be remitted to the selling shareholders in installments at the time the tax benefit is realized.

(e)	To eliminate Caliburn’s historical equity, net of the amount distributed to the selling shareholders in connection with the working capital adjustment.

(f)	To adjust total compensation and benefits expense to approximately 46% of total revenues, consistent with the percentage of compensation expense recorded by Greenhill for the year ended December 31, 2009.

In conjunction with the acquisition of Caliburn, Greenhill granted at closing restricted stock units with a value of $22.5 million to current employees of Caliburn. These awards will vest ratably over five years from the date of grant subject to continued employment. Amortization of these awards will occur over the service period.

In addition, Greenhill granted at closing performance based Greenhill restricted stock units (“Performance RSUs”) to the non-founding partners of Caliburn with a grant date value of $17.4 million. The performance RSUs will vest on the third and fifth anniversaries of the closing subject to the achievement of the same revenue targets as the Performance Stock. Amortization of each tranche of the performance RSUs will begin at the time it is deemed probable that the revenue targets will be achieved and the value of the award at that date will be amortized over the remaining vesting period of each award. If the performance requirements for the Performance RSUs are not achieved the Performance RSUs will be cancelled and no amount will be expensed.

(g)	Reflects the pro forma impact of the identifiable intangible assets of Caliburn which have been allocated to Caliburn’s customer relationships, backlog of investment banking client assignments, and trade name and assume remaining useful lives of two to three years. The fair value adjustment and related annual amortization is as follows:

			Estimated Annual
		Remaining	Amortization
	Value	Useful Life	Expense
Customer relationships	$ 6,159,717	3 years	$ 2,053,239
Backlog of client assignments	1,503,804	2 years	751,902
Trade name	715,320	3 years	238,440

Total intangible assets	$ 8,378,841		$ 3,043,581

(h)	Reflects the income tax benefit resulting from the pro forma adjustments before tax at the Australian effective corporate tax rate of 30%.

(i)	Pro forma shares outstanding include 1,099,874 common shares issued to the founding partners at closing. The pro forma shares outstanding do not include the contingent convertible preferred stock which may be converted in aggregate to 1,099,877 common shares in the event that Caliburn achieves the three-and five-year revenue thresholds as described above. Such shares will be issued and included in the computation of Greenhill’s basic and diluted earnings per share at the time Caliburn achieves each respective revenue threshold. If Caliburn achieves the revenue thresholds and the contingent convertible preferred shares were converted to common shares the pro forma fully diluted shares outstanding for the year ended December 31, 2009 would have been 31,953,361 and the pro forma diluted earnings per share available to common stockholders would have been $2.52.
Note 4. Non-recurring items
     The pro forma adjustments for the year ended December 31, 2009 exclude certain non-recurring expenses as follows:
Greenhill and Caliburn incurred estimated legal and advisory expenses of $1.6 million related to the business combination. In accordance with FASB ASC Topic 805, these direct costs incurred in the business combination will be expensed in the period incurred and not included in the business combination accounting.